EXHIBIT 4.63

AMENDMENT NO. 2 TO SALE AND SERVICING AGREEMENT

This AMENDMENT No. 2 TO SALE AND SERVICING AGREEMENT, dated as of December 14, 2011 (this “Amendment”), is among Credit Acceptance Corporation (“CAC”), a Michigan corporation, as Servicer and in its individual capacity, Credit Acceptance Auto Loan Trust 2010-1, a Delaware statutory trust (the “Issuer”), Credit Acceptance Funding LLC 2010-1, a Delaware limited liability company (“Funding”), and Wells Fargo Bank, National Association (“Wells Fargo”), as Trust Collateral Agent.

BACKGROUND

WHEREAS, the Issuer, CAC, Funding and Wells Fargo have entered into the Sale and Servicing Agreement dated as of November 4, 2010 (as further amended, supplemented or otherwise modified from time to time, the “Agreement”);

WHEREAS, pursuant to Section 11.01 of the Agreement, the Agreement may be amended by the Servicer, Funding and the Trust Collateral Agent (at the written direction of the Issuer) with the consent of the Majority Noteholders for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Agreement, or of modifying in any manner the rights of the Holders of the Notes;

WHEREAS, the Servicer has caused to be delivered to the Rating Agencies written notice of the substance of the proposed amendment; and

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the provisions, covenants and the mutual agreements herein contained, the parties hereto agree as follows:

AGREEMENT

SECTION 1.  Definitions.  Unless otherwise defined herein, terms that are capitalized and used throughout this Amendment are defined in Section 1.01 of the Agreement, as applicable.

SECTION 2.  Amendments.  The definition of “Eligible Account” in the Agreement is hereby deleted in its entirety and replaced with the following (solely for convenience, changed language is italicized):

““Eligible Account” shall mean a non-interest bearing segregated identifiable trust account maintained with the corporate trust department of an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long term debt obligations of which institution shall be rated no lower than investment grade by S&P and by Moody’s, and which is (i) a federal savings and loan association duly organized, validly existing and in good standing under the federal banking laws, (ii) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (iii) a national banking association duly organized, validly existing and in good standing under the federal banking laws, or (iv) a principal subsidiary of a bank holding company.”

SECTION 3.  Effect of Amendment.  Except as expressly amended and modified by this Amendment, all provisions of the Agreement shall remain in full force and effect and each reference to the Agreement and words of similar import in the Agreement, as amended hereby, shall be a reference to the Agreement as amended hereby and as the same may be further amended, supplemented and otherwise modified and in effect from time to time.  This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement other than as set forth herein.

SECTION 4. Counterparts.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, and each counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart.

SECTION 5.  Governing Law.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 6.Execution, Delivery and Validity.  Each party hereto represents and warrants to each other party hereto that this Amendment has been duly and validly executed and delivered by such party and constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms.

SECTION 7.  Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 8.  Miscellaneous.  The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CREDIT ACCEPTANCE FUNDING LLC 2010-1,
as Seller

By:	/s/ Douglas W. Busk
Name:	Douglas W. Busk
Title:	Treasurer

CREDIT ACCEPTANCE CORPORATION,
as Servicer and in its individual capacity

By:	/s/ Douglas W. Busk
Name:	Douglas W. Busk
Title:	Treasurer

S-1	Amendment No. 2 to Sale and Servicing Agreement

CREDIT ACCEPTANCE AUTO LOAN TRUST 2010-1, as Issuer

By: U.S. Bank Trust National Association, not in its individual capacity but solely as Owner Trustee on behalf of the Trust

By:	/s/ Annette Morgan
Name:	Annette Morgan
Title:	Assistant Vice President

S-2	Amendment No. 2 to Sale and Servicing Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trust Collateral Agent

By:	/s/ Julie Tanner Fischer
Name:	Julie Tanner Fischer
Title:	Vice President

S-3	Amendment No. 2 to Sale and Servicing Agreement